Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our reports dated March 1, 2011 relating to (1) the 2010 and 2009 consolidated financial statements of Allied World Assurance Company Holdings, AG (formerly Allied World Assurance Company Holdings, Ltd) and subsidiaries (the “Company”) which expresses an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph referring to Note 2 of the consolidated financial statements, where the Company has disclosed its change of method of accounting for other-than-temporary impairments of debt securities as of April 1, 2009 due to the required adoption of new FASB guidance and (2) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Annual Report on Form 10-K of the Company, in this Amendment No. 2 to Registration Statement No. 333-175398 on Form S-4 and in the Joint Proxy Statement/Prospectus of the Company and Transatlantic Holdings, Inc. which is part of the Registration Statement (the “Registration Statement”). We also consent to the references to our firm under the headings “Experts” and “The Merger—Background of the Merger” in the Registration Statement.
/s/ Deloitte & Touche Ltd.
Hamilton, Bermuda
August 10, 2011